EXHIBIT 10.36


                                    BION ENVIRONMENTAL TECHNOLOGIES, INC.
                                    18 East 50th Street, Tenth Floor
                                    New York, NY  10022
                                    212-758-6622   212-758-8844


   February 13, 2002




   Mr. Howard Chase
   c/o Hollandbrook Group LLC
   44 Hollandbrook Road
   Whitehouse Station, NJ 08889

   Dear Howard,

   I am delighted you have joined our Board of Directors. It is an exciting time for Bion and I know with your participation, we can accomplish our key objectives.

   In addition to your service as a Director of Bion pursuant to our Centerpoint Corporation ("CPTX") transaction, Bion desires that you provide consulting services to Bion (from time-to-time, as needed) with the initial projects being primarily related to the "catch-up" required relating to CPTX including without limitation gathering files, completion of audits and reports and getting CPTX current in its SEC filings. Thereafter, your role will be to provide advice and consultation to Bion with regard to its general business matters and in relation to specific requests from management.

   In consideration for the consulting services to be rendered by you hereunder, Bion will pay Hollandbrook Group LLC ("Hollandbrook") $1,000 per month ($12,000 annually) in cash. In addition, Hollandbrook will currently receive $9,000 in Bion common stock (at a deemed purchase price of $1.50 per share) and at the end of one year into our agreement, another $9,000 in stock at a price to be determined at that time. The Company shall also pay or reimburse you for all reasonable and properly documented out-of-pocket expenses actually incurred or paid by you during the performance of the services provided by you under this Agreement. As such, you understand that you are not an employee of the Company and agree to be responsible for all federal, state and local taxes, withholding, social security, insurance and other benefits. You also understand and agree that you are not entitled to receive any benefits generally available to employees of the Company, including medical, health or pension benefits.


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   Please signify your agreement with the above terms by countersigning this letter in the space provided below and returning it to us.

   On behalf of the Company, I am delighted you are joining us as described herein and look forward to a long and mutually beneficial relationship. If you have any questions, please do not hesitate to contact me.



   Warm regards,


   /s/ David Mitchell by Kathy Paradise
   ------------------------------------
   David J. Mitchell
   Chief Executive Officer




   /s/ Howard E. Chase
   ------------------------------------
   Howard Chase



   2/25/02
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   Date